SCHEDULE 14A
                               (RULE 14A-101)

                          SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                           (AMENDMENT NO.      )

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            Rule 14a-6(e)(2))
 {  } Definitive Proxy Statement
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 {X}  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              AMP INCORPORATED
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                    AN OPEN MEMO TO ALLIEDSIGNAL'S NOMINEES

                       [AMP Incorporated Letterhead]


                                                              October 12, 1998


 TO:  Hans W. Becherer         Robert B. Palmer            John R. Stafford
      Lawrence A. Bossidy      Russell E. Palmer           Thomas P. Stafford
      Ann M. Fudge             Frederic M. Poses           Richard F. Wallman
      Paul X. Kelley           Donald J. Redlinger         Robert C. Winters
      Peter M. Kreindler       Ivan G. Seidenberg          Henry T. Yang

      Robert P. Luciano        Andrew C. Sigler

 FROM: AMP Incorporated

 Each of you, as a director or an executive officer of AlliedSignal, has agreed to stand as an AlliedSignal nominee in its effort to take majority control of AMP's Board to facilitate AlliedSignal's attempted takeover of AMP.

 Because it is essential that AMP be protected from the irreconcilable conflicts presented by these dual roles -- which, if elected, you would face every day until at least November 1999 in every decision before you as an AMP director -- we brought this matter to the attention of the United States District Court for the Eastern District of Pennsylvania.

 In its decision on October 8, 1998, the Court confirmed and underscored the burden you would carry as AMP directors:

      "If AlliedSignal's directors and officers are elected to AMP's board of directors, they will have an inherent conflict that will necessarily put them at risk of violating Pennsylvania's fiduciary duty standard." (Opinion paragraph 73)

 The decision contained a good deal more about the conflicts of interest and potential personal liability of the AlliedSignal nominees. AlliedSignal's consent solicitation was enjoined unless and until each nominee -- in his or her individual capacity -- signs a statement affirmatively committing that he or she has a fiduciary duty solely to AMP. The Court observed, among other things, that:

 o You, as an AlliedSignal nominee, "have fiduciary duties to AlliedSignal's board's merger directives that may be completely antithetical to the interests of AMP." (Opinion paragraph 74)

 o Your serving on AMP's board is an "invitation to protracted litigation on each and every action that relates to acquisition[s] or AMP corporate independence." (Opinion paragraph 76)

 o The Pennsylvania law will not "operate to excuse conflicts of interest that are breaches of fiduciary duty." (Opinion paragraph 79)

 o AMP shareholders cannot ratify your actions "which are breaches of fiduciary duty [to AMP], in the absence of unanimous shareholder agreement." (Opinion paragraph 78)

 o Your "breaches of fiduciary duty are subject to injunctive relief claims by other directors and shareholder derivative actions." (Opinion paragraph 80)

 o If you are sued for breach of fiduciary duty, you will not have the benefit of the presumption of the business judgment rule and your conduct will be "judged by a preponderance standard and not a clear and convincing evidence standard." (Opinion paragraph 71)

 AMP's disinterested directors have already determined that AlliedSignal's $44.50 per share cash offer for AMP is inadequate, does not reflect the value or prospects of AMP and is not in the best interests of AMP and its constituencies. AMP's disinterested directors also have determined that the best course for AMP is to continue to pursue developing value through its Profit Improvement Plan as an independent company. Since the Board made these determinations, the Profit Improvement Plan has been performing better than projected.

 Under these circumstances, any effort by AlliedSignal's nominees, if seated on AMP's Board as conflicted directors, to cause AMP to enter into a merger agreement with AlliedSignal at $44.50 per share, or to put AMP up for sale now, could, in and of itself, be a violation of a fiduciary duty owed soley to AMP. Moreover, the conflicted AlliedSignal directors would not be free to effect a sale of AMP until after November 6, 1999, when AMP's Rights Plan expires. Throughout that period, every decision, both substantive and procedural, taken or omitted by a conflicted AlliedSignal majority, if seated on AMP's Board, would be subject to challenge as violating your sole fiduciary duty to AMP.

 This would include decisions regarding whether to retain or discharge officers and employees of AMP, the authorizing of actions in furtherance of AMP's Profit Improvement Plan, the proper levels of compensation to provide maximum incentive for maximum operating performance, the date of AMP's 1999 annual meeting, and the slate of Board nominees for election as directors at the 1999 annual meeting.

 And any different position taken by AMP's disinterested directors from that taken by the conflicted AlliedSignal directors could be substantial evidence of a violation of your duty which "may well compel legal challenge." (Opinion paragraph 77)

 From the standpoint of AMP and its constituencies, including its shareholders, this obviously is a poor and potentially very disruptive model for a Board of Directors to oversee the business and affairs of AMP. We certainly hope that AMP shareholders would not choose this governance morass over the continuing focused effort to enhance AMP's value through its Profit Improvement Plan, while retaining the flexibility for a business combination or acquisition at reasonable value levels.

 However, if such a choice were made, in view of the Court's decision it is clear that each AlliedSignal nominee would be making a significant commitment of his or her personal time, money and reputation -- in light of the pervasiveness of the conflict issues, the extended time over which they will be presented and the virtual certainty of well-founded suits for breach of fiduciary duty, especially if you pursue AlliedSignal's platform. And you should not necessarily assume that you will be protected by any corporate indemnification or director's liability insurance.

 We trust you are well advised and well prepared.

 AMP and certain other persons named below may be deemed to be participants in the solicitation of revocations of consents in response to AlliedSignal's consent solicitation. The participants in this solicitation may include the directors of AMP (Ralph D. DeNunzio, Barbara H. Franklin, Joseph M. Hixon III, William J. Hudson, Jr., Joseph M. Magliochetti, Harold
 A. McInnes, Jerome J. Meyer, John C. Morley, Robert Ripp, Paul G. Schloemer and Takeo Shiina); the following executive officers of AMP: Robert Ripp (Chairman and Chief Executive Officer), William J. Hudson (Vice Chairman), James E. Marley (former Chairman), William S. Urkiel (Corporate Vice President and Chief Financial Officer), Herbert M. Cole (Senior Vice President for Operations), Juergen W. Gromer (Senior Vice President, Global Industry Businesses), Richard P. Clark (Divisional Vice President, Global Wireless Products Group), Thomas DiClemente (Corporate Vice President and President, Europe, Middle East, Africa), Rudolf Gassner (Corporate Vice President and President, Global Personal Computer Division), Charles W. Goonrey (Corporate Vice President and General Legal Counsel), John E. Gurski (Corporate Vice President and President, Global Value-Added Operations and President, Global Operations Division), David F. Henschel (Corporate Secretary), John H. Kegel (Corporate Vice President, Asia/Pacific), Mark E. Lang (Corporate Controller), Philippe Lemaitre (Corporate Vice President and Chief Technology Officer), Joseph C. Overbaugh (Corporate Treasurer), Nazario Proietto (Corporate Vice President and President, Global Consumer, Industrial and Power Technology Division); and the following other members of management and employees of AMP: Merrill
 A. Yohe, Jr. (Vice President, Public Affairs), Richard Skaare (Director, Corporate Communication), Douglas Wilburne (Director, Investor Relations), Suzanne Yenchko (Director, State Government Relations), Mary Rakoczy (Manager, Shareholder Services), Dorothy J. Hiller (Assistant Manager, Shareholder Services), Melissa E. Witsil (Communications Assistant) and Janine M. Porr (Executive Secretary). As of the date of this communication, none of the foregoing participants individually beneficially own in excess of 1% of AMP's common stock or in the aggregate in excess of 2% of AMP's common stock.

 AMP has retained Credit Suisse First Boston Corporation ("CSFB") and Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") to act as its financial advisors in connection with the AlliedSignal Offer, for which CSFB and DLJ will receive customary fees, as well as reimbursement of reasonable out-of-pocket expenses. In addition, AMP has agreed to indemnify CSFB, DLJ and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of their engagement. CSFB and DLJ are investment banking firms that provide a full range of financial services for institutional and individual clients. Neither CSFB nor DLJ admits that it or any of its directors, officers or employees is a "participant" as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, in the solicitation, or that Schedule 14A requires the disclosure of certain information concerning either CSFB or DLJ. In connection with CSFB's role as financial advisor to AMP, CSFB and the following investment banking employees of CSFB may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of AMP: Alan Howard, Steven Koch, Scott Lindsay, and Lawrence Hamdan. In connection with DLJ's role as financial advisor to AMP, DLJ and the following investment banking employees of DLJ may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of AMP: Douglas V. Brown and Herald L. Ritch. In the normal course of its business, each of CSFB and DLJ regularly buys and sells securities issued by AMP for its own account and for the accounts of its customers, which transactions may result in CSFB, DLJ or the associates of either of them having a net "long" or net "short" position in AMP securities, or option contracts or other derivatives in or relating to such securities. As of September 25, 1998, DLJ held no shares of AMP common stock for its own account and CSFB had a net long position of 132,266 shares of AMP common stock.